Exhibit 4.3

                                  ALAMCO, INC.

                1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS



1.   PURPOSE AND EFFECTIVE DATE

        The purpose of the Alamco, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "Plan") is to increase the proprietary and vested interest of the non-employee directors of Alamco, Inc. (the "Company") in the growth and performance of the Company by granting such directors options to purchase shares of Common Stock, $.10 par value per share (the "Common Stock"), of the Company. This Plan shall become effective on July 1, 1996 (the "Effective Date"), provided that this Plan shall be conditional on approval of the Plan by the affirmative votes of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at a meeting of stockholders held not later than the date of the 1996 annual meeting of stockholders of the Company.

2.   ADMINISTRATION

        The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regula-tions relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options under the Plan, the number of shares of Common Stock subject to any such options, the purchase price thereunder or the timing of grants of options under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The proper officers of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than the conflict of law provisions thereof.

3.   ELIGIBILITY

        The persons eligible for grant of options under the Plan shall be Eligible Directors, as defined below. "Eligible Director" shall mean a member of the Board who is not, and has not been within the one-year period immediately preceding the date of determination of such directors eligibility, an employee of the Company or any of its subsidiaries. Any holder of an option granted hereunder shall hereinafter be referred to as a "Participant."

4.   SHARES SUBJECT TO THE PLAN

        Subject to adjustment as provided in Section 6, an aggregate of 170,000 shares of Common Stock shall be available for issuance upon the exercise of options granted under the Plan. The shares of Common Stock deliverable upon the exercise of options may be made available from authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market or in private transactions. If any option granted under the Plan shall termi-nate for any reason without having been exercised, the shares subject to, but not delivered under, such option shall be available for other options.

5.   GRANT, TERMS AND CONDITIONS OF OPTIONS

        (a) Each director who is an Eligible Director on the Effective Date shall be granted an option to purchase 17,000 shares of Common Stock as of the Effective Date. Each other Eligible Director shall be granted an option to purchase 17,000 shares of Common Stock as of the first date after the Effective Date on which he or she is elected or appointed or otherwise becomes an Eligible Director.

        (b) As of each fifth year anniversary (i.e., fifth anniversary, tenth anniversary, fifteenth anniversary, etc.) of the date of each Eligible Director- 's initial grant pursuant to Section 5(a), provided such Eligible Director is continuing in office after such anniversary date, such Eligible Director shall be granted an option to purchase 17,000 shares of Common Stock.

        (c) The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall have the following terms and conditions:

        (i) Price. The purchase price per share of Common Stock deliverable upon the exercise of each option shall be 100% of the Fair Market Value (as hereinafter defined) per share of the Common Stock on the date the option is granted. For purposes of this Plan, "Fair Market Value" shall mean the closing price per share of the Common Stock on the American Stock Exchange on the date in question, or, if the Common Stock shall not have traded on such date, the closing price per share of the Common Stock on the first date prior thereto on which the Common Stock was so traded.

        (ii) Payment. The option exercise price shall be payable in full in United States dollars upon the exercise of the option and may be paid in cash or by cashier's or certified check. Notwithstanding the preceding sentence, an Eligible Director may use shares of Common Stock which were acquired by the Eligible Director more than six months prior to the option exercise date to pay the exercise price. If this alternative medium of payment is chosen, the Common Stock surrendered by the Eligible Director in payment of the exercise price shall be deemed to be the equivalent of cash in the amount of the Fair Market Value of the Common Stock surrendered (determined as of the date of the exercise of the options).

        (iii) Exercisability and Term of Options. Subject to Section 7, options shall be exercisable in whole or in part on the following schedule: beginning on the first anniversary of the date of grant, up to five thousand (5,000) of the shares of Common Stock covered by the option;
     beginning on the second anniversary of the date of grant,  up to   eight
     thousand (8,000) of the shares of Common Stock covered by the option; beginning on the third anniversary of the date of grant, up to eleven thousand (11,000) of the shares of Common Stock covered by the option; beginning on the fourth anniversary of the date of grant, up to fourteen thousand (14,000) of the shares of Common Stock covered by the option; and beginning on the fifth anniversary of the date of grant, for up to all of the shares of Common Stock covered by the option. To the extent an option becomes exercisable, it shall remain exercisable until the tenth (10th) anniversary of the date of grant (the "Scheduled Expiration Date"), or if earlier, when terminated as provided in Section 5(iv).

        (iv)  Termination of Service as Eligible Director.

        (A) Upon cessation of service as an Eligible Director for reasons other than death, options not immediately exercisable on the date of cessation of service shall be forfeited and only those options that are immediately exercisable on the date of cessation of service shall be exercisable by the Participant within thirty (30) days after the cessation of service, but not after the Scheduled Expiration Date, or they shall be forfeited.

        (B) Upon the death of a Participant while serving as an Eligible Director, all options, whether or not previously exercisable, shall be exercisable by the Participant's heirs or legal representatives within one year after the date of such death, but not after the Scheduled Expiration Date, or they shall be forfeited.

        (v) Nontransferability of Options. No option shall be transferable by a Participant otherwise than by will or the laws of descent and distribu-

     tion, and during the lifetime of the Participant to whom an option is granted it may be exercised only by the Participant or by the Participant's guardian or legal representative.

        (vi) Listing and Registration. Each option shall be subject to the requirement that if at any time the Board shall determine, in its discre-tion, that the listing, registration or qualification of the Common Stock subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, no such option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

        (vii) Option Agreement. Each option granted hereunder shall be evi-denced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

6.   ADJUSTMENT OF AND CHANGES IN COMMON STOCK

        In the event of a stock split, stock dividend, subdivision or combina-tion of the Common Stock or other change in the capitalization of the Company affecting the Common Stock, the number of shares of Common Stock authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Common Stock subject to any outstanding option shall be increased or decreased proportionately, as the case may be, and a correspond-ing adjustment shall be made in the purchase price per share of Common Stock thereunder.

7.   CHANGE IN CONTROL

        Upon the occurrence of a Change in Control (as hereinafter defined) of the Company, each option then outstanding immediately prior to such Change in Control shall become immediately exercisable notwithstanding the requirements of
Section 5(c)(iii) hereof. A "Change in Control" shall be deemed to have occurred if any of the events set forth below shall occur:

        (a) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of the voting securi-ties of the Company ("Company Voting Securities") in excess of 15% of the Company Voting Securities ; or

        (b) Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on the Effective Date and (ii) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the Effective Date; provided, however, that any person nominated for election by a Board at least two-thirds of whom constituted persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i); or

        (c) Approval by the stockholders of the Company of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such reorganization, merger of consolidation, as the case may be; or

        (d) Approval by the stockholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) a sale or other disposi-tion of substantially all of the assets of the Company.

8.   NO RIGHTS OF STOCKHOLDERS

        Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any option, in whole or in part, unless and until certificates for such shares shall have been issued.

9.   PLAN AMENDMENTS

        The Plan may be amended by the Board, from time to time, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, however, that the Board may not, without the authorization and approval of stockholders; (i) increase the number of shares which may be purchased pursuant to options hereunder, either individually or in the aggre-gate, except as permitted by Section 7, (ii) change the requirements of Sec-tion 5(a) that option grants be priced at Fair Market Value, except as permitted by Section 7, (iii) modify in any respect the class of individuals who consti-tute Eligible Directors, or (iv) materially increase the benefits accruing to Participants hereunder. The provisions of Sections 3 and 5 may not be amended more often than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules under either such statute.

10.  DURATION OF PLAN

        The Plan shall terminate on the fifteenth (15th) anniversary of the Effective Date, unless the Plan is extended or terminated at an earlier date by the Board.


                                         APPROVED AND ADOPTED BY THE BOARD OF
                                         DIRECTORS ON MARCH 18, 1996 AND THE
                                         STOCKHOLDERS OF THE COMPANY ON
                                         MAY 10, 1996

                                                     /s/ Jane Merandi, Secretary